Exhibit 99.1

Contact:	Allen & Caron Inc Michael Mason (Investors) michaelm@allencaron.com (212) 691-8087 or Len Hall (Media) len@allencaron.com (949) 474-4300	World Fuel Services Corporation Francis X. Shea, EVP CRAO & Interim CFO fshea@wfscorp.com (305) 428-8000

WORLD FUEL SERVICES REPORTS FOURTH QUARTER AND

FULL YEAR 2006 RESULTS

MIAMI (March 1, 2007) … World Fuel Services Corporation (NYSE:INT) (the “Company”), a global leader in the marketing and financing of aviation and marine fuel products and related services, today reported that net income for the fourth quarter ended December 31, 2006 was $17.3 million, or $0.60 per diluted share, compared to $12.0 million, or $0.42 per diluted share, for the same quarter in the prior year. For the year ended December 31, 2006, the Company reported a 61% increase in net income to $64.0 million, or $2.21 per diluted share, from $39.6 million, or $1.57 per diluted share, for the same period in the prior year.

“Our results for this year validate the dedication, commitment and uncommon effort of our extraordinary global team” said Paul Stebbins, Chairman and Chief Executive Officer. We are proud of what has been achieved and excited about the prospects for 2007.”

FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL HIGHLIGHTS

($ in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenue	$2,618,733	$2,534,255	$10,785,136	$8,733,947

Income from operations	$18,837	$19,739	$76,646	$56,620

Net income	$17,269	$11,970	$63,948	$39,609

Diluted earnings per share	$0.60	$0.42	$2.21	$1.57

- CONTINUED -

WORLD FUEL SERVICES REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

Continued

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine, aviation and land fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports, seaports and tanker truck loading terminals worldwide. With 44 offices (including satellite offices) strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers are primarily petroleum distributors. For more information, call (305) 428-8000 or visit http://www.wfscorp.com.

Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

TABLES FOLLOW

WORLD FUEL SERVICES REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)
Revenue	$2,618,733	$2,534,255	$10,785,136	$8,733,947
Cost of sales	2,561,012	2,478,401	10,571,067	8,555,283

Gross profit	57,721	55,854	214,069	178,664

Operating expenses:
Compensation and employee benefits	21,828	19,941	82,987	74,030
Executive severence costs	—	—	1,545	—
Provision for bad debts	2,292	2,072	3,869	8,644
General and administrative	14,764	14,102	49,022	39,370

	38,884	36,115	137,423	122,044

Income from operations	18,837	19,739	76,646	56,620
Other income (expense), net	2,278	391	4,753	(792)

Income before income taxes	21,115	20,130	81,399	55,828
Provision for income taxes	3,698	7,886	17,353	15,475

	17,417	12,244	64,046	40,353

Minority interest in income of consolidated subsidiaries	148	274	98	744

Net income	$17,269	$11,970	$63,948	$39,609

Basic earnings per share	$0.62	$0.44	$2.33	$1.67

Basic weighted average shares	27,835	26,938	27,467	23,700

Diluted earnings per share	$0.60	$0.42	$2.21	$1.57

Diluted weighted average shares	29,021	28,428	28,923	25,214

- CONTINUED -

WORLD FUEL SERVICES REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(IN THOUSANDS)

	As of December 31, 2006	As of December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$176,495	$133,284
Short-term investments	12,500	10,000
Accounts and notes receivable, net	860,084	689,605
Inventories	74,519	35,802
Prepaid fuel and expenses	72,493	79,619

Total current assets	1,196,091	948,310

PROPERTY AND EQUIPMENT, NET	26,730	11,579

OTHER ASSETS	54,579	54,112

	$1,277,400	$1,014,001

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$10	$737
Accounts payable	720,790	535,573
Customer deposits	23,399	23,776
Accrued expenses	82,562	75,470

Total current liabilities	826,761	635,556

LONG-TERM LIABILITIES	24,670	25,098

STOCKHOLDERS’ EQUITY	425,969	353,347

	$1,277,400	$1,014,001